Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Marc Katz, Chief Financial Officer	Joe Crivelli
(856) 768-4957	(610) 642-8253
A.C. Moore Reports First Quarter 2007 Results
· Gross margin improves 110 basis points versus last year
· EPS increases to $0.03 from $0.01 last year
· 18% reduction in inventory on a per store basis
Berlin, New Jersey, May 7, 2007 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced results for the first quarter ended March 31, 2007.
Sales for the first quarter of 2007 grew to $135.4 million, an increase of 1.9% over sales of $132.9 million during the first quarter of 2006. Comparable store sales decreased by 4.9% versus the same period in 2006. Net income was $0.6 million, or $0.03 per share, compared with net income of $0.3 million, or $0.01 per share, in the first quarter of 2006. The Company’s cash position improved by $20.4 million versus the same period last year principally due to the 18% reduction in inventory per store.
Rick A. Lepley, Chief Executive Officer, stated, “We are pleased with our initial progress in improving gross margins and continued improvement in our inventory and cash positions. We realize that in the near term we are forgoing comp store sales increases to lay the foundation for improved profitability.”
The Company will host a conference call tomorrow, Tuesday, May 8, 2007, beginning at 8:30 a.m., Eastern Time, to discuss first quarter 2007 results. To participate in the conference call, please call 973-582-2734 and provide the operator with passcode #8712775. If you are unable to access the live call, please dial 973-341-3080 and enter pin #8712775 to access the taped digital replay. The replay will be available at approximately 10:00 a.m. ET on May 8, 2007 and will remain available until May 22, 2007 at 11:59 p.m.
A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “Investor Relations” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 124 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, the costs associated with a change in management, difficulties in determining the outcome and impact of litigation, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting and other risks detailed in the Company’s Securities and Exchange Commission filings.

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	March 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$67,757	$45,853
Marketable securities	—	$1,500
Inventories	147,223	164,901
Prepaid expenses and other current assets	11,741	7,358

	226,721	219,612

Property and equipment, net	96,882	89,748
Other assets	1,318	1,367

	$324,921	$310,727

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	47,045	47,998
Other current liabilities	19,287	11,690

	68,903	62,259

Non-current liabilities:
Long-term debt	21,000	23,572
Deferred and other tax liabilities	6,867	7,925
Accrued lease liability	19,184	17,200

	47,051	48,697

	115,954	110,956

Shareholders’ Equity	208,967	199,771

	$324,921	$310,727

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Net sales	$135,380	$132,918
Cost of sales	79,703	79,765

Gross Margin	55,677	53,153
Selling, general and administrative expenses	54,393	51,844
Management Change Costs	290	216
Store pre-opening expenses	314	624

Income from operations	680	469
Net interest expense (income)	(233)	53

Income before income taxes	913	416
Provisions for income taxes	341	166

Net income	$572	$250

Basic net income per share	$0.03	$0.01

Diluted net income per share	$0.03	$0.01

Weighted average shares outstanding	20,179,557	19,838,446

Weighted average shares outstanding plus impact of stock options	20,278,431	20,069,720